Exhibit (f)(2)
FIRST AMENDMENT OF TRANSACTION DOCUMENTS
          THIS FIRST AMENDMENT OF TRANSACTION DOCUMENTS (this “Amendment”), dated as of September 30, 2008, is entered into by and among:
          (a) HORIZON CREDIT I LLC, a Delaware limited liability company (“Borrower”);
          (b) WESTLB AG, NEW YORK BRANCH (together with its successors and permitted assigns hereunder, the “Lender”);
          (c) U.S. BANK NATIONAL ASSOCIATION, as the Custodian (the “Custodian”) and the Paying Agent (the “Paying Agent”);
          (d) WESTLB AG, NEW YORK BRANCH, as agent for the Lender hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”);
          (e) HORIZON TECHNOLOGY FINANCE MANAGEMENT LLC, a Delaware limited liability company, as servicer hereunder (in such capacity, the “Servicer”); and
          (f) LYON FINANCIAL SERVICES, INC. (doing business as U.S. Bank Portfolio Services)(the “Back-up Servicer”).
          Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in Credit Agreement (defined below).
WITNESSETH:
     WHEREAS, the Borrower, the Lender, the Agent, the Custodian and the Paying Agent entered into that certain Credit and Security Agreement dated as of March 4, 2008 (the “Credit Agreement”);
     WHEREAS, the Borrower, the Servicer, the Back-Up Servicer and the Agent entered into that certain Servicing Agreement dated as of March 4, 2008 (the “Servicing Agreement”); and
     WHEREAS, the Borrower, the Servicer, the Back-Up Servicer, the Lender, the Agent, the Custodian and the Paying Agent desire to amend and modify certain terms of the Credit Agreement and the Servicing Agreement, all subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto amend the Credit Agreement and the Servicing Agreement, and covenant and agree, as follows:

     1. Modification of the Credit Agreement.
     (a) Section 2.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     Section 2.3 Application of Available Funds.
     In accordance with the Monthly Report delivered to the Paying Agent by the Servicer on or before the third Business Day preceding the related Monthly Remittance Date (as set forth in Section 4.01 of the Servicing Agreement), all Available Funds shall be distributed on each Monthly Remittance Date by the Paying Agent from the Collection Account as follows:
     first, concurrently, (A) to the Back-up Servicer, the Back-up Servicer Fee and (as applicable) the Transition Expenses, (B) to the Custodian, the Custodian Fee, (C) to the Paying Agent, the Paying Agent Fee and (D) to the Back-up Servicer, the Custodian, and the Paying Agent, pro rata, all other costs, expenses, indemnities, and reimbursements (including without limitation, attorneys’ fees) then due and owing to such Person pursuant to this Agreement or any other Transaction Document (“Extraordinary Expenses”); provided, however, that such Extraordinary Expenses of this section first shall not exceed Fifty Thousand U.S. Dollars ($50,000) per annum. Any additional expenses shall be subject to subsection tenth below;
     second, to the Servicer, the related Servicing Fee with respect to any such Monthly Remittance and if the Servicer is the Back-up Servicer acting as Successor Servicer, all reasonable costs, expenses, indemnities and reimbursements due and owing to such person pursuant to this Agreement and the Transaction Documents;
     third, to the Hedge Counterparty (if any) amounts owed under any Interest Rate Hedge (excluding breakage fees);
     fourth, to the Agent for the account of the Lender, accrued and unpaid Interest on the Aggregate Loan Balance calculated in accordance with Section 1.2;
     fifth, to the Agent for the account of the Lender, any accrued and unpaid Non-Use Fee for the Collection Period;
     sixth, to the Agent for the account of the Lender, in reduction of the Aggregate Loan Balance, the amount necessary to reduce the Borrowing Base Deficit to zero;
     seventh, to the Hedge Counterparty, unpaid breakage fees due under any Interest Rate Hedge;
     eighth, upon the occurrence of an Early Amortization Event, to the Agent for the account of the Lender, all remaining funds until such time as the Aggregate Loan Balance has been reduced to zero;
     ninth, to the Agent for the account of the Lender, all fees then due and owing to the Lender pursuant to this Agreement or any other Transaction Document;

     tenth, concurrently and on a pari passu basis, to the Agent, the Lender, the Servicer, the Back-up Servicer, if any, the Custodian, the Lockbox Bank, Paying Agent, or any other Indemnified Party pursuant to the terms of this Agreement or any other Transaction Document, an amount equal to all reasonable costs, expenses, indemnities and reimbursements then due and owing to such Person pursuant to this Agreement or any other Transaction Document in excess of any stated limitations above;
     eleventh, to the Borrower or to such other Person as the Borrower shall direct the Paying Agent in writing, all remaining funds, for retention or, in its discretion for distribution.
     Notwithstanding anything herein or in any other Transaction Document to the contrary, no distributions shall be made pursuant to clause eleventh of this Section 2.3 at any time following the occurrence and during the continuance of an Early Amortization Event, Event of Default or Unmatured Event of Default, until such time as all Obligations of the Borrower has been paid in full.
     (b) Section 7.1(iv) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:
          (iv) [omitted];
     (c) Section 7.1(v) of the Credit Agreement is hereby deleted and replaced in its entirety with the following
          (v) an Event of Bankruptcy shall occur with respect to the Borrower;
     (d) Section 11.1 of the Credit Agreement is hereby deleted and replaced in its entirety with the following:
     Section 11.1 Term.
     Provided that no Event of Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Closing Date and continue until the Termination Date; provided, that in any event this Agreement shall terminate (to the extent it has not previously terminated pursuant to the terms hereof) on the fifth (5th) anniversary of the termination of the Revolving Period, and on or prior to such anniversary date the Borrower shall irrevocably pay in full all Obligations. Following expiration or termination of this Agreement, the Collection Account and the Lockbox Account shall be cleared and terminated, and all indebtedness, fees, expenses, costs, charges and reimbursements due the Lender and the Agent under this Agreement and the Transaction Documents shall be immediately due and payable without notice to the Borrower and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing the Borrower in default, all of which are hereby expressly waived by the Borrower

     (e) Section 12.1(b) is hereby deleted and replaced in its entirety with the following:
(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 12.1(b). The Lender, the Borrower, the Custodian, the Paying Agent and the Agent may enter into written modifications or waivers of any provisions of this Agreement; provided, however, that no such modification or waiver shall, without the written consent of the Agent, Custodian, Paying Agent, and Back-up Servicer, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Agent, Custodian, Paying Agent, Back-up Servicer; provided further that before any modification, amendment, or supplement that could materially and adversely affect the Lenders, the Collateral, or the ability of the Borrower to repay the Loans shall be effective the Rating Agency shall have confirmed in writing that a Negative Ratings Event will not result from the execution and delivery of such amendment, modification, or supplement.
Notwithstanding the foregoing, the Agent and the Lender may enter into amendments to modify any of the terms or provisions of Article IX of this Agreement relating to the Agent and/or the Lender without the consent of the Borrower; provided, however, any amendment or modification that materially or adversely affects the Borrower, the Custodian, Back-up Servicer, or Paying Agent shall require the consent of the Borrower, the Custodian, the Back-up Servicer, or Paying Agent, respectively. Any amendment, modification or waiver made in accordance with this Section 12.1 shall be binding upon the Borrower, the Lender, the Custodian and the Agent.
     (f) Section 12.2 is hereby deleted and replaced in its entirety with the following:
          Section 12.2 Notices.
     (a) Except as provided in this Section 12.2, all communications and notices provided for hereunder and under the other Transaction Documents shall be in writing (including bank wire, telecopy, electronic mail, or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses, electronic mail address, or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy or electronic mail, upon written confirmation receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail properly addressed and with first class postage prepaid, (iii) if given by overnight courier or similar overnight delivery, one (1) Business Day after the time such communication is properly addressed and delivered to such delivery service, and (iv) if given by any other means, when received at the address for notices specified on the signature pages hereto.

     (b) All communications and notices provided to the Rating Agency hereunder and under the other Transaction Documents in accordance with this Section 12.2 shall be directed to:
DBRS, Inc.
140 Broadway, 35th Floor
New York, New York 10005
Attention: ABS Surveillance
Telephone No.: (212) 806-3277
Telecopier No.: (212) 806-3201
Email: abs-surveillance@dbrs.com
or at such other address or telecopy number as the Rating Agency may hereafter specify for the purpose of notice to each of the other parties hereto
     (g) The definition of “Deleted Venture Loan” set forth in Exhibit I to the Credit Agreement is hereby replaced in its entirety with the following:
          “Deleted Venture Loan” means (i) a Defective Venture Loan which pursuant to the Purchase Agreement has been repurchased by the Seller, from the Borrower or replaced by the Seller with a Substitute Venture Loan or (ii) a Delinquent Venture Loan or a Defaulted Venture Loan which has been purchased by the Servicer pursuant to Section 4.12 of the Servicing Agreement.
     (h) The definition of “Early Amortization Event” set forth in Exhibit I to the Credit Agreement is hereby replaced in its entirety with the following:
          “Early Amortization Event” means the occurrence of any of the following events which have not been remedied to the satisfaction of the Agent:
               (1) The Benign Restructured and Delinquent Venture Debt Ratio exceeds ten percent (10%) for any Collection Period, or nine percent (9%) if calculated on a rolling average basis for the last three Collection Periods;
               (2) The Newly Benign Restructured and Delinquent Venture Debt Ratio exceeds seven percent (7%) for any Collection Period, or five percent (5%) if calculated on a rolling average basis for the last three Collection Periods;
               (3) The Cumulative Gross Loss Ratio for any Origination Group exceeds the applicable Level II Loss Trigger for such Origination Group as stated within Table II of Schedule D, unless the Borrower complies with the Type III Advance Rate Reduction, if required, within 30 days of any Level II Loss Trigger;
               (4) The Cumulative Net Loss Ratio for any Origination Group exceeds the applicable Level II Loss Trigger for such Origination Group as stated within Table III of Schedule D, unless the Borrower complies with the Type III Advance Rate Reduction, if required, within 30 days of any Level II Loss Trigger;

               (5) The Cumulative Gross Loss Ratio for any Origination Group exceeds any Level IV Loss Trigger for such Origination Group as stated within Table II of Schedule D;
               (6) The Cumulative Net Loss Ratio for any Origination Group exceeds any Level IV Loss Trigger stated within Table III of Schedule D;
               (7) On any date of determination, the Aggregate Loan Balance exceeds the Borrowing Base (with a two (2) Business Day cure period);
               (8) As of the end of any Collection Period, the 3-month rolling average of the Net Excess Spread is less than zero percent (0%);
               (9) the occurrence of a default by the Seller or Servicer which leads to the acceleration of debt of the Seller or Servicer in the aggregate principal amount of $1,000,000 or more;
               (10) A “Change of Control” shall occur with respect to the Borrower or the initial Servicer;
               (11) The occurrence of a Servicer Termination Event;
               (12) The occurrence of an Event of Default;
               (13) the Seller fails to maintain a minimum tangible net worth (calculated in accordance with GAAP) of (A) at least Thirty Five Million U.S. Dollars ($35,000,000) on the Closing Date, (B) Thirty Five Million U.S. Dollars ($35,000,000) plus a retention rate of 50% of Seller’s cumulative positive net income (calculated in accordance with GAAP) for the fiscal year 2008 as of December 31, 2008; (C) the result of subsection (B) plus a retention rate of 50% of Seller’s cumulative positive net income (calculated in accordance with GAAP) for the fiscal year 2009 as of December 31, 2009; or (D) the result of subsection (C) plus a retention rate of 50% of the Seller’s cumulative positive net income (calculated in accordance with GAAP) for the fiscal year 2010 on and after December 31, 2010; provided, however, that if the Revolving Period has ended and less than 50% of the Borrowing Base has been drawn under the Loan, then the current year’s cumulative net income (calculated in accordance with GAAP) will be subject to a zero percent (0%) retention rate, subject to the floor level of the prior fiscal year; provided, further, however, that no Early Amortization Event shall be declared hereunder if the violation of any applicable threshold is cured within 180 days of the relevant measuring date; or
               (14) an Event of Bankruptcy shall occur with respect to the Borrower, the Servicer or the Seller,

     (i) The definition of “Final Payout Date” set forth in Exhibit I to the Credit Agreement is hereby replaced in its entirety with the following:
          “Final Payout Date” means the date on which all Obligations (other than contingent obligations which survive the termination of this Agreement) have been irrevocably paid in full, which date shall in all instances be on or before the fifth (5th) anniversary of the Amortization Commencement Date.
     (j) The definition of “Negative Ratings Event” is hereby added to Exhibit I of the Credit Agreement in the proper alphabetical order:
          “Negative Ratings Event” means the credit rating of the Loans made to Borrower under the Credit Agreement being downgraded, suspended, or withdrawn by the Rating Agency or that the credit rating of the Loans made to Borrower under the Credit Agreement will be placed under surveillance or review, with possible negative implication.
     (k) The definition of “Rating Agency” is hereby added to Exhibit I of the Credit Agreement in the proper alphabetical order:
          “Rating Agency” means DBRS, Inc.
     2. Modification of the Servicing Agreement.
     (a) Section 3.02(f) of the Servicing Agreement is hereby replaced in its entirety with the following:
(f) Reporting. The Servicer will maintain and consistently apply for itself a system of accounting established and administered in accordance with GAAP and furnish or cause to be furnished to the Owner, the Agent, and the Rating Agency the following:
i.	Copies of Notices. Promptly upon its receipt of (A) any management letter submitted to the Servicer by its accountants and (B) any notice, request for consent, financial statements, certification, report or other material communication under or in connection with any Transaction Document from any Person other than the Agent or the Lender, copies of the same;

ii.	Confirmation of No Borrowing Base Deficit. Promptly upon each Advance Request, a certificate confirming that no Borrowing Base Deficit exists after giving effect to such Advance Request;

iii.	Quarterly Portfolio Evaluation. On or prior to the Determination Date for the month following the end of each calendar quarter (provided that, to the extent such day is not a Business Day, then on the following Business Day), the results of the Quarterly Portfolio Evaluation;

iv.	Net Excess Spread Test. On or prior to the monthly Determination Date (provided that, to the extent such day is not a Business Day, then on the following Business Day), the results of the Net Excess Spread Test;

v.	Monthly Reports. On or before the Determination Date, or, upon the occurrence and continuation of a Back-Up Servicer Trigger Event, on or before the fourth (4) Business Day preceding the related Monthly Remittance Date, the Monthly Report;

vi.	Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Venture Loans and Warrants or the condition or operations, financial or otherwise, of the initial Servicer as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Lender under or as contemplated by this Agreement and the other Transaction Documents, including the annual audited financial statements of Servicer and Owner.
     (b) Section 4.05 of the Servicing Agreement is hereby replaced in its entirety with the following:
Section 4.05 Annual Statement as to Compliance.
     Within six (6) months of the Closing Date, or such later date or dates thereafter as Agent may agree, the Servicer will deliver to the Owner, the Back-Up Servicer, the Agent, and the Rating Agency an Officer’s Certificate stating that (i) a review of the activities of the Servicer during the preceding fiscal year (or such shorter period as is applicable in the case of the first such review) and of its performance under this Agreement and the other Transaction Documents to which it is a party or by which it is bound has been made under such officer’s supervision and (ii) based on such review, the Servicer has fulfilled all of its obligations under this Agreement and the other Transaction Documents to which it is a party or by which it is bound throughout such fiscal year and, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the manner in which such default has been cured or is being cured. The Servicer shall promptly notify the Agent upon any change in the basis on which its fiscal year is determined.
     (c) Section 4.06 of the Servicing Agreement is hereby replaced in its entirety with the following:
     Section 4.06 Annual Servicing Report.

     Within six (6) months of the Closing Date, or such later date or dates thereafter as the Agent may agree, the Servicer, at its expense (provided, however, that if the Back-up Servicer shall become the successor Servicer, it shall be entitled to reimbursement in accordance with Section 2.3 of the Credit and Security Agreement), shall cause a nationally recognized firm of Independent public accountants to furnish a letter or letters to the Owner, the Agent, and the Rating Agency with a copy to be sent to the Back-up Servicer (in form and substance reasonably satisfactory to the Owner and the Agent) to the effect that (i) such firm has applied certain procedures, including but not limited to those procedures agreed upon with the Servicer and the Agent in the AUP Letter, to compare the mathematical calculations of certain amounts set forth in the Monthly Reports, the Data Reports, the Advance Request Data Reports and the reports required to be delivered by the Borrower pursuant to Section 5.1 of the Credit and Security Agreement during the period covered by such reports with the Servicer’s computer reports which were a source of such amounts and that, on the basis of such agreed-upon procedures and comparison, such accountants agree with the calculations of such amounts, and (ii) with respect to the most recently ended fiscal year, such firm has examined certain records and documents relating to the Servicer’s performance of its servicing obligations under this Agreement and the other Transaction Documents to which it is a party or by which it is bound and that, on the basis of such examination such firm agrees that the Servicer’s activities have been conducted in compliance with this Agreement and the other Transaction Documents to which it is a party or by which it is bound, or that such examination has disclosed no material items of noncompliance except for such exceptions as are set forth in such statement. If such report discloses any such exceptions, the Servicer shall advise the Owner and the Agent whether such exceptions have been or are susceptible of cure, and will take prompt action to do so.
For purposes of this Agreement, the accounting firm of Grant Thornton LLP shall initially be deemed Independent certified public accountants acceptable to the Agent until such time as the Agent notifies the Servicer otherwise in writing.
     (d) Section 4.12(a) of the Servicing Agreement is hereby replaced in its entirety with the following:
(a)	The Servicer, provided that, the Servicer is Horizon Technology Finance Management LLC, may at its option, purchase from the Owner one or more Defaulted Venture Loans or Delinquent Venture Loans for a purchase price equal to the Repurchase Price; provided, that, it shall not be permitted to purchase more than two (2) Delinquent Venture Loans or Defaulted Venture Loans (in the aggregate) pursuant to this Section 4.12(a) during any three (3) year period without the prior consent of the Agent; provided, however, that in no event shall the repurchase option be exercised if the aggregate Venture Loan Principal Balance of the Eligible Collateral repurchased this Section 4.12(a) exceeds 10% of the Facility Limit.

     (e) Article V of the Servicing Agreement is hereby replaced in its entirety with the following:
     5.01 Reports.
               (a) Monthly Report. Servicer shall deliver the Monthly Report to the Agent, Rating Agency, Back-Up Servicer and Paying Agent in accordance with Section 3.02(f)(v) above.
               (b) Compliance Certificate. The Servicer shall deliver to the Agent, Rating Agency, and the Owner, together with the financial statements required under the Credit and Security Agreement, a compliance certificate in substantially the form of Exhibit III to the Credit and Security Agreement, signed by the Servicer’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be, notwithstanding the above, if the Back-Up Servicer is acting as successor Servicer, it shall not be required to provide financial statements.
     5.02 Verification.
(a) On each Determination Date, the Servicer will transmit or deliver to the Agent and Back-Up Servicer a Data Report in electronic form, in a format reasonably acceptable to the Agent and Back-Up Servicer, containing such information as the Agent and Back-Up Servicer may reasonably require with respect to the Venture Loans and Warrants as of the close of business on the last day of the preceding Collection Period, together with all other information necessary for preparation of the Monthly Report relating to such Determination Date (a “Data Report”).
(b) The Agent may use the Data Report provided to it by the Servicer pursuant to Section 5.02(a) to perform an analysis to verify readability and completion of such data. Once such data are verified, such data will be securely stored in a secure medium at a secure place by the Agent in accordance with its customary policies and procedures for such data and all other data maintained by the Agent.
(c) The Agent and the Rating Agency shall have the right to review the Monthly Report and the Data Report related thereto delivered by the Servicer to the Paying Agent and the Agent, respectively, and recalculate, verify and confirm the following:
(i) the Net Portfolio Balance as of the last day of the related Collection Period;
(ii) the computations with respect to Venture Loans written off by the Servicer, delinquency amounts payable on the Venture Loans, and Delinquency Ratios and Loss Ratios for the Venture Loans and each Origination Group for the related Collection Period, in each case as set forth in the most recent Monthly Report;

(iii) that the aggregate payments set forth in the related Monthly Report as having been deposited in the Collection Account have been deposited into the Collection Account during such related Collection Period;
(iv) that such Monthly Report is complete on its face;
(v) the aggregate Venture Loan Principal Balance (as of the last day of the related Collection Period) of the Venture Loans that are 31-60 days past due, 61-90 days past due, 91-120 days past due and 121 or more days past due;
(vi) the aggregate Venture Loan Principal Balance (as of the last day of the related Collection Period) of the Venture Loans that have been originated with the five (5) Obligors with the highest balances on the last day of such Collection Period;
(vii) the aggregate Venture Loan Principal Balance (as of the last day of the related Collection Period) of the Venture Loans that have been originated with the ten (10) Obligors with the highest balances on the last day of such Collection Period;
(viii) the Borrowing Base as of the last day of the related Collection Period; and
(ix) the Collateral Deficit (if any) as of the last day of the related Collection Period.
(d) The Agent or its designee may, no later than the second (2nd) Business Day prior to the related Monthly Remittance Date, notify the Servicer, the Paying Agent, and the Lender of any material discrepancies in connection with the recalculation, verification and confirmation set forth in clause (c) above. In the event that the Agent or its designee reports any material discrepancies between the related Monthly Report and the related Data Report delivered pursuant to clause (c) above, the Servicer shall attempt to reconcile such discrepancies on or before the related Monthly Remittance Date, but in the absence of reconciliation, the related Monthly Report shall control for the purpose of calculations and distributions with respect to the related Monthly Remittance Date. In the event that the Servicer is unable to reconcile any such discrepancies on or before the related Monthly Remittance Date, the Servicer shall cause a firm of nationally-recognized Independent certified public accountants acceptable to the Agent and the Lender, at the Servicer’s sole cost and expense, to audit the related Monthly Report and, prior to the next succeeding Determination Date, reconcile such discrepancies. The effect, if any, of such reconciliation shall be reflected in the Monthly Report for such next succeeding Determination Date.

     5.03 Advance Request Data Report.
          Concurrently with the delivery of any Advance Request, the Servicer shall transmit to the Agent and the Back-Up Servicer, a Data Report containing information as is ordinarily included in a Data Report (as applicable) and relating to the Subsequent Venture Loans and related Warrants to be added to the Collateral on the related Transfer Date.
     (f) Section 10.05 of the Servicing Agreement is hereby replaced in its entirety with the following:
     Section 10.05 Notices.
     All communications and notices provided for hereunder shall be in writing (including telecopy, electronic mail, or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses, electronic mail address, or telecopy numbers specified for notices on the signature page hereto or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto; provided, that all communications and notices provided to the Rating Agency shall be given to the Rating Agency at the address, electronic mail address, or telecopy number specified in Section 12.2(b) of the Credit Agreement or at such other address or telecopy number as the Rating Agency may hereafter specify for the purpose of notice. Each such notice or other communication shall be deemed effective (i) if given by telecopy or electronic mail, then upon written confirmation receipt thereof, (ii) if given by mail, then three (3) Business Days after the time such communication is deposited in the mail properly addressed and with first class postage prepaid, (iii) if given by overnight courier or similar overnight delivery, then one (1) Business Day after the time such communication is properly addressed and delivered to such delivery service or (iv) if given by any other means, then when received at the address for notices specified pursuant to this Section 10.05.
     3. Ratification. The Transaction Documents (as amended by this Amendment) are hereby ratified and remain in full force and effect.
     4. Conditions Precedent to Effectiveness. This effectiveness of this Amendment is subject to the conditions precedent:
(a) no Material Adverse Effect shall have occurred or would result from Borrower’s execution and delivery of this Amendment;
(b) no event has occurred and is continuing, or would result from Borrower’s execution and delivery of this Amendment, that would constitute an Early Amortization Event, an Event of Default or an Unmatured Event of Default; and
(c) the Borrower shall have directed its legal counsel to deliver reliance letters to the Rating Agency dated as of the date hereof, in a form reasonably satisfactory to the Rating Agency.
     5. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lender that as of the date hereof the representations and warranties contained in Section 3.1 of the Credit Agreement are true and correct in all material respects (other than representations and warranties that are made as of a specific date, which need to be true and correct in all material respects as of such date), before and after giving effect to this Amendment.
     6. Effect of Amendment. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Credit Agreement, to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified, confirmed and ratified hereby.
     7. Successors and Assigns. This Amendment shall inure to the benefit of the Agent, the Lender and their respective successors and assigns, and bind the parties hereto and their respective successors and permitted assigns.
     8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     9. Governing Law. This Amendment shall, in accordance with section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.
     10. Severability. In the event any term or provision of this Amendment or the application thereof to any person or entity or circumstance, shall, for any reason or to any extent be invalid or unenforceable, the remaining terms and provisions of this Amendment, or the application of any such provision to persons, entities or circumstances other than those as to whom or which it has been determined to be invalid or unenforceable, shall not be affected thereby, and every provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.
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     IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed by its duly authorized signatories, as of the date first above written.

HORIZON CREDIT I LLC, as the Borrower By: COMPASS HORIZON PARTNERS, LP, its Manager By: Navco Management Ltd., its General Partner

By:

Name: Cora Lee Starzomski Title: Director/Treasurer

HORIZON TECHNOLOGY FINANCE MANAGEMENT LLC By: Horizon Technology Finance LLC, its Manager

By:

Robert D. Pomeroy, Jr., Managing Member

LYON FINANCIAL SERVICES, INC. (d/b/a U.S. BANK PORTFOLIO SERVICES) as Back-Up Servicer

By:

Name: Title:

WESTLB AG, NEW YORK BRANCH, as the Agent

By:

Name: Title:

WESTLB AG, NEW YORK BRANCH, as the Agent

By:

Name: Title:

WESTLB AG, NEW YORK BRANCH, as the Lender

By:

Name: Title:

By:

Name: Title:

WESTLB AG, NEW YORK BRANCH, as the Lender

By:

Name: Title:

U.S. BANK NATIONAL ASSOCIATION, as the Custodian

By:

Name: Title:

U.S. BANK NATIONAL ASSOCIATION, as the Paying Agent

By:

Name: Title: